Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 February 12, 2014 Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

Linked to the common stock of Microsoft Corporation due on or about February 21, 2019
Linked to the common stock of The Dow Chemical Company due on or about February 21, 2019
Linked to the American depositary shares of Petróleo Brasileiro S.A. — Petrobras due on or about February 21, 2019
Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock or American depositary shares of a specific company (the “underlying equity”). Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (monthly, beginning after one year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the “Initial Price”). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that month, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the “Final Price”) is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. However, if the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the credit risk inherent in purchasing a debt obligation of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, and you could lose your entire investment. However, the Securities are significantly riskier than conventional debt obligations of Barclays Bank PLC. The Securities may be subject to market risk similar to the underlying equity prior to maturity, and the contingent repayment of principal only applies if you hold the Securities to maturity. At maturity, you may lose up to your entire principal amount depending on the performance of the underlying equity.

Features	Key Dates1
❑ Contingent Coupon — Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that month.

❑ Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any monthly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑ Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount (subject to issuer credit risk). However, if the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return.
	Trade Date:	February 14, 2014
	Settlement Date:	February 20, 2014
	Observation Dates2:	Monthly, commencing March 14, 2014 (callable beginning February 17, 2015)
	Final Valuation Date2:	February 14, 2019
	Maturity Date2:	February 21, 2019
1      Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and/or Maturity Date will be changed so that the stated term of the Securities remains the same.
2      Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offerings
These preliminary terms relate to three separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the three Securities is linked to the common stock or American depositary shares of a different company, and each of the three Securities has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier as specified in the table below. The Initial Price, Trigger Price and Coupon Barrier for each Security will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier*	Trigger Price*	CUSIP/ ISIN
Common stock of Microsoft Corporation	7.00% per annum	$•	67.00%-73.00% of the Initial Price	67.00%-73.00% of the Initial Price	06742B527 / US06742B5277
Common stock of The Dow Chemical Company	8.00% per annum	$•	70.00%-75.00% of the Initial Price	70.00%-75.00% of the Initial Price	06742B519 / US06742B5194
American depositary shares of Petróleo Brasileiro S.A. — Petrobras	9.00% per annum	$•	57.00%-63.00% of the Initial Price	57.00%-63.00% of the Initial Price	06742B493 / US06742B4932

* For each underlying equity, the Trigger Price and Coupon Barrier for the underlying equity will be set on the Trade Date to the same percentage for such underlying equity

	Initial Issue Price1		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Microsoft Corporation	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the common stock of The Dow Chemical Company	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the American depositary shares of Petróleo Brasileiro S.A. — Petrobras	$•	$10.00	$•	$0.25	$•	$9.75

1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.300 and $9.518 per Security for Securities linked to the common stock of Microsoft Corporation; between $9.300 and $9.507 per Security for Securities linked to the common stock of The Dow Chemical Company; and between $9.200 and $9.392 per Security for Securities linked to the American depositary shares of Petróleo Brasileiro S.A. — Petrobras. In respect of each offering, the estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Key Risks” beginning on page FWP-8 of this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and these offerings. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the three different series of Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the ranges for the applicable Coupon Barrier and Trigger Price set forth in this free writing prospectus. We determined the size of the ranges for the Coupon Barrier and Trigger Price in respect of each offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-8 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

♦    You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.

♦    You are willing to hold securities that will be called on the earliest Observation Date after approximately one year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.

♦    You would be willing to invest in the Securities if the applicable Coupon Barrier (and corresponding Trigger Price) were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Trigger Price for each Security will be determined on the Trade Date).

♦    You do not seek guaranteed current income from this investment, and you are willing to forgo any dividends paid on the underlying equity.

♦    You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

♦    You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦    You are unable or unwilling to hold securities that will be called on the earliest Observation Date after approximately one year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity and seek an investment for which there will be an active secondary market.

♦    You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.

♦    You would be unwilling to invest in the Securities if the applicable Coupon Barrier (and corresponding Trigger Price) were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Trigger Price for each Security will be determined on the Trade Date).

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek guaranteed current income from your investment, or you prefer to receive any dividends paid on the underlying equity.

♦    You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page FWP-8 as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms1
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term2:	Approximately 5 years, unless called earlier
Underlying Equity3:	The common stock or American depositary shares of a specific company, as set forth on the cover of this free writing prospectus
Call Feature:
The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after one year (February 17, 2015) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates2,4:
The first Observation Date will occur on or about March 14, 2014; Observation Dates will occur monthly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, February 14, 2019, will be the “Final Valuation Date.”

Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:
If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.

Coupon Barrier:
A percentage of the Initial Price of the underlying equity, as specified on the first page of this free writing prospectus. The actual Coupon Barrier for each underlying equity will be set on the Trade Date and will be set to the same percentage as the corresponding Trigger Price for such underlying equity.

Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:
The Contingent Coupon Rate per annum is (i) 7.00% per annum for Securities linked to the common stock of Microsoft Corporation, (ii) 8.00% per annum for Securities linked to the common stock of The Dow Chemical Company and (iii) 9.00% per annum for Securities linked to the American depositary shares of Petróleo Brasileiro S.A. — Petrobras.

The table below sets forth the contingent coupon for each Security that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon (per Security)
Securities linked to the common stock of Microsoft Corporation	Securities linked to the common stock of The Dow Chemical Company	Securities linked to the American depositary shares of Petróleo Brasileiro S.A. — Petrobras
$0.0583	$0.0667	$0.0750
Contingent coupon payments on the Securities are not guaranteed. Barclays Bank PLC will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the Coupon Barrier.

Payment at Maturity (per Security):
If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final month.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:
A percentage of the Initial Price of the applicable underlying equity, as specified on the first page of this free writing prospectus. The actual Trigger Price for each underlying equity will be set on the Trade Date and will be set to the same percentage as the corresponding Coupon Barrier for such underlying equity.

Initial Price:	The closing price of the applicable underlying equity on the Trade Date.
Final Price:	The closing price of the applicable underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2 In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and/or Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
3 For a description of adjustments that may affect the reference asset, see “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

FWP-4

4 Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

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Investment Timeline

Trade Date:	The closing price of the underlying equity (the Initial Price) is observed, and the Coupon Barrier and Trigger Price are determined.

Monthly (callable after one year):
If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after February 17, 2015, is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

Maturity Date:
The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final month.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/ Call Settlement Dates
March 14, 2014*	March 18, 2014
April 14, 2014*	April 16, 2014
May 14, 2014*	May 16, 2014
June 16, 2014*	June 18, 2014
July 14, 2014*	July 16, 2014
August 14, 2014*	August 18, 2014
September 15, 2014*	September 17, 2014
October 14, 2014*	October 16, 2014
November 14, 2014*	November 18, 2014
December 15, 2014*	December 17, 2014
January 14, 2015*	January 16, 2015
February 17, 2015	February 19, 2015
March 16, 2015	March 18, 2015
April 14, 2015	April 16, 2015
May 14, 2015	May 18, 2015
June 15, 2015	June 17, 2015
July 14, 2015	July 16, 2015
August 14, 2015	August 18, 2015
September 14, 2015	September 16, 2015
October 14, 2015	October 16, 2015
November 16, 2015	November 18, 2015
December 14, 2015	December 16, 2015
January 14, 2016	January 19, 2016
February 16, 2016	February 18, 2016
March 14, 2016	March 16, 2016
April 14, 2016	April 18, 2016
May 16, 2016	May 18, 2016
June 14, 2016	June 16, 2016
July 14, 2016	July 18, 2016
August 15, 2016	August 17, 2016
September 14, 2016	September 16, 2016
October 14, 2016	October 18, 2016
November 14, 2016	November 16, 2016
December 14, 2016	December 16, 2016
January 17, 2017	January 19, 2017
February 14, 2017	February 16, 2017
March 14, 2017	March 16, 2017
April 17, 2017	April 19, 2017
May 15, 2017	May 17, 2017
June 14, 2017	June 16, 2017
July 14, 2017	July 18, 2017
August 14, 2017	August 16, 2017
September 14, 2017	September 18, 2017
October 16, 2017	October 18, 2017
November 14, 2017	November 16, 2017
December 14, 2017	December 18, 2017
January 16, 2018	January 18, 2018
February 14, 2018	February 16, 2018
March 14, 2018	March 16, 2018
April 16, 2018	April 18, 2018
May 14, 2018	May 16, 2018
June 14, 2018	June 18, 2018
July 16, 2018	July 18, 2018
August 14, 2018	August 16, 2018
September 14, 2018	September 18, 2018
October 15, 2018	October 17, 2018
November 14, 2018	November 16, 2018
December 14, 2018	December 18, 2018
January 14, 2019	January 16, 2019
February 14, 2019	February 21, 2019
*The Securities are not callable until the twelfth Observation Date, which is February 17, 2015. Thus, the first Call Settlement Date will be on or around February 19, 2015.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.

♦
You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦
Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.

♦
Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity’s decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦
Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is a fixed percentage, the underlying equity’s volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦
Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦
No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.

♦
Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

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♦
Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦
Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying equity.

♦
Risks associated with non-U.S. companies — An investment linked to the value of securities issued by non-U.S. companies, such as the American depositary shares of Petroleo Brasileiro S.A. — Petrobras (“PBR”), which are issued by a company incorporated under the laws of Brazil with its principal executive offices and primary operations located in Brazil, involves risks associated with such countries of organization and operation. The prices of such company’s common shares may be affected by political, economic, financial and social factors in such countries, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦
There are important differences between the American depositary shares and the common shares of Petroleo Brasileiro S.A. — Petrobras — If your Securities are linked to the American depositary shares of PBR, you should be aware that your return on the Securities is linked to the price of American depositary shares representing the common shares of PBR, and not the underlying common shares of PBR. There are important differences between the rights of holders of American depositary shares and the rights of holders of the common shares. Each American depositary share is a security evidenced by American depositary receipts that represent two common shares of PBR. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the relevant non-U.S. issuer, and holders of the American depositary shares, which may be different from the rights of holders of the common shares. For example, a company may make distributions in respect of common shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the common shares of PBR may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

♦
Exchange rate risk — Because American depositary shares are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for the Securities linked to American depositary shares.

♦
The Securities linked to American depositary shares are subject to risks associated with non-U.S. securities markets — Because non-U.S. equity securities underlying the American depositary shares of PBR may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary shares involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Emerging markets risk — An investment linked to securities issued by companies that are organized in or do all or a substantial portion of their business in emerging markets, such as the Securities linked to the American depositary shares of PBR, involves many risks beyond those involved in an investment linked to securities issued by companies that are organized in or do business primarily in developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that

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could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

♦
In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity — Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

♦
Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦
Tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Securities?” on page FWP-14 of this free writing prospectus.

♦
The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦
The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦
The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦
The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

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♦
The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.

♦
We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

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Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below.* The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$100.00
Contingent Coupon Rate:	6.00% per annum (or 0.5000% per month)
Contingent Coupon:	$0.0500 per month
Observation Dates:
Observation Dates will occur monthly as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus and will be callable beginning on the twelfth observation date.

Coupon Barrier:	$80.00 (which is 80% of the Initial Price)
Trigger Price:	$80.00 (which is 80% of the Initial Price)

*
Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier or Trigger Price applicable to any Security offering described in this free writing prospectus. The actual Contingent Coupon Rate for each Security is indicated on the cover of this free writing prospectus. The actual Initial Price, Coupon Barrier and Trigger Price applicable to each Security offering will be determined on the Trade Date.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$105.00
Closing price of underlying equity above Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0500 on first Coupon Payment Date.

Second Observation Date	$60.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.

Third to Eleventh Observation Dates	Various (at or above $80.00 Coupon Barrier)
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Dates are prior to the twelfth Observation Date; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0500 on each consecutive Coupon Payment Date from the third to the eleventh Observation Dates.

Twelfth Observation Date	$110.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.0500 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.55 (5.50% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called on the twelfth Observation Date. The Issuer will pay you on the Call Settlement Date $10.0500 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twelfth Observation Date. No further payments will be made on the Securities.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the contingent coupon payment of $0.0500 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$90.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date e; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0500 on first Coupon Payment Date.

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Second Observation Date	$60.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.

Third Observation Date	$55.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.

Fourth to Fifty-Ninth Observation Dates	Various (below $80.00 Coupon Barrier)
Closing price of underlying equity below Initial Price, Securities NOT callable through eleventh Observation Date and not called thereafter. Closing price below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the fifty-ninth Observation Dates.

Sixtieth Observation Date (the Final Valuation Date)	$85.00
Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.0500 on Maturity Date.

Total Payment (per $10.00 Security):		$10.10 (1.00% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.0500 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixtieth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.0500 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates.

Example 3 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$60.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.

Second Observation Date	$65.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.

Third Observation Date	$60.00
Closing price of underlying equity below Initial Price, Securities NOT callable because Observation Date is prior to the twelfth Observation Date; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.

Fourth to Fifty-Ninth Observation Dates	Various (below $80.00 Coupon Barrier)
Closing price of underlying equity below Initial Price, Securities NOT callable through eleventh Observation Date and not called thereafter. Closing price below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the fifty-ninth Observation Dates.

Sixtieth Observation Date (the Final Valuation Date)	$45.00
Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.

Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

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What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming contingent coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a contingent coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders of Securities linked to the common stock of Microsoft Corporation or The Dow Chemical Company should also note that recently proposed Treasury regulations, if finalized in their current form, could impose withholding after December 31, 2015 on non-U.S. holders at a rate of 30% (or lower treaty rate) on amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the Securities. Withholding may be required even if the instrument does not explicitly take into account dividends paid on the underlying U.S. stocks, and even if the non-U.S. holder has not received any payments on the instrument. Because these rules would apply only to instruments acquired after March 4, 2014, these rules will not apply to initial non-U.S. holders that acquire their Securities in this offering. However, a non-U.S. purchaser that acquires Securities linked to the common stock of Microsoft Corporation or The Dow Chemical Company after March 4, 2014 might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015. If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. person, you should consult your tax advisor regarding the potential application of these proposed regulations.

FWP-14

Information about the Underlying Equity

Included in the following pages is a brief description of the issuers of each of the underlying equities. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

FWP-15

Microsoft Corporation

According to publicly available information, Microsoft Corporation (the “Company”) develops and markets software, services, and hardware devices.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-14278. The Company’s common stock is listed on the NASDAQ Stock Market under the ticker symbol “MSFT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NASDAQ Stock Market, as reported by Bloomberg. The closing price of the underlying equity on February 11, 2014 was $37.20. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$35.37	$26.99	$28.38
4/1/2008	6/30/2008	$31.65	$27.12	$27.51
7/1/2008	9/30/2008	$28.13	$24.57	$26.69
10/1/2008	12/31/2008	$26.48	$17.53	$19.44
1/1/2009	3/31/2009	$20.76	$15.15	$18.37
4/1/2009	6/30/2009	$24.07	$18.61	$23.77
7/1/2009	9/30/2009	$25.94	$22.39	$25.89
10/1/2009	12/31/2009	$31.37	$24.64	$30.49
1/1/2010	3/31/2010	$31.10	$27.72	$29.27
4/1/2010	6/30/2010	$31.39	$23.01	$23.01
7/1/2010	9/30/2010	$26.33	$23.16	$24.49
10/1/2010	12/31/2010	$28.30	$23.91	$27.92
1/1/2011	3/31/2011	$28.83	$24.78	$25.36
4/1/2011	6/30/2011	$26.72	$23.69	$26.00
7/1/2011	9/30/2011	$28.07	$23.98	$24.89
10/1/2011	12/31/2011	$27.31	$24.30	$25.96
1/1/2012	3/31/2012	$32.85	$26.83	$32.25
4/1/2012	6/30/2012	$32.42	$28.45	$30.59
7/1/2012	9/30/2012	$31.46	$28.63	$29.78
10/1/2012	12/31/2012	$30.01	$26.34	$26.73
1/1/2013	3/31/2013	$28.61	$26.46	$28.61
4/1/2013	6/30/2013	$35.67	$28.56	$34.53
7/1/2013	9/30/2013	$36.25	$31.16	$33.31
10/1/2013	12/31/2013	$38.94	$33.01	$37.43
1/1/2014	2/11/2014*	$37.85	$34.99	$37.20

*           As of the date of this free writing prospectus information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through February 11, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

FWP-16

The graph below illustrates the performance of the underlying equity from January 2, 2004 to February 11, 2014. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $26.04, which is equal to 70.00% of the closing price on February 11, 2014 (70.00% is the midpoint of the range of 67.00% to 73.00% for the actual Coupon Barrier and Trigger Price percentage). The actual Coupon Barrier and Trigger Price percentage will be determined on the Trade Date, and the actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

FWP-17

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company (the “Company”) is a diversified, worldwide manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-03433. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DOW.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on February 11, 2014 was $46.84. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$39.89	$34.72	$36.85
4/1/2008	6/30/2008	$42.88	$34.83	$34.91
7/1/2008	9/30/2008	$37.56	$30.96	$31.78
10/1/2008	12/31/2008	$31.73	$15.09	$15.09
1/1/2009	3/31/2009	$16.08	$6.31	$8.43
4/1/2009	6/30/2009	$18.73	$8.81	$16.14
7/1/2009	9/30/2009	$26.95	$14.66	$26.07
10/1/2009	12/31/2009	$29.42	$23.48	$27.63
1/1/2010	3/31/2010	$31.15	$26.18	$29.57
4/1/2010	6/30/2010	$31.83	$23.72	$23.72
7/1/2010	9/30/2010	$28.33	$22.97	$27.46
10/1/2010	12/31/2010	$34.41	$27.47	$34.14
1/1/2011	3/31/2011	$38.76	$34.29	$37.75
4/1/2011	6/30/2011	$41.34	$34.43	$36.00
7/1/2011	9/30/2011	$37.17	$22.46	$22.46
10/1/2011	12/31/2011	$29.25	$21.51	$28.76
1/1/2012	3/31/2012	$35.68	$29.79	$34.64
4/1/2012	6/30/2012	$36.08	$29.39	$31.50
7/1/2012	9/30/2012	$32.25	$28.45	$28.96
10/1/2012	12/31/2012	$32.79	$27.74	$32.32
1/1/2013	3/31/2013	$34.73	$30.64	$31.84
4/1/2013	6/30/2013	$35.82	$30.18	$32.17
7/1/2013	9/30/2013	$40.86	$32.43	$38.40
10/1/2013	12/31/2013	$44.86	$38.31	$44.40
1/1/2014	2/11/2014*	$46.84	$41.89	$46.84

*           As of the date of this free writing prospectus information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through February 11, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

FWP-18

The graph below illustrates the performance of the underlying equity from January 2, 2004 to February 11, 2014. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $33.96, which is equal to 72.50% of the closing price on February 11, 2014 (72.50% is the midpoint of the range of 70.00% to 75.00% for the actual Coupon Barrier and Trigger Price percentage). The actual Coupon Barrier and Trigger Price percentage will be determined on the Trade Date, and the actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

FWP-19

Petróleo Brasileiro S.A. — Petrobras

According to publicly available information, Petróleo Brasileiro S.A. — Petrobras (the “Company”) is a Brazilian oil and gas company that operates many of Brazil’s producing oil and gas fields, operates a significant portion of all the refining capacity in Brazil and participates in most aspects of the Brazilian natural gas market.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-15106. The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “PBR.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on February 11, 2014 was $11.66. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$62.51	$46.28	$51.06
4/1/2008	6/30/2008	$75.19	$52.28	$70.83
7/1/2008	9/30/2008	$70.24	$38.44	$43.95
10/1/2008	12/31/2008	$43.48	$14.94	$24.49
1/1/2009	3/31/2009	$34.99	$23.01	$30.47
4/1/2009	6/30/2009	$45.64	$32.16	$40.98
7/1/2009	9/30/2009	$46.16	$35.44	$45.90
10/1/2009	12/31/2009	$53.01	$44.43	$47.68
1/1/2010	3/31/2010	$48.91	$38.20	$44.49
4/1/2010	6/30/2010	$46.35	$32.88	$34.32
7/1/2010	9/30/2010	$38.68	$32.81	$36.27
10/1/2010	12/31/2010	$37.84	$31.90	$37.84
1/1/2011	3/31/2011	$41.57	$35.41	$40.43
4/1/2011	6/30/2011	$41.41	$31.87	$33.86
7/1/2011	9/30/2011	$34.75	$22.45	$22.45
10/1/2011	12/31/2011	$28.44	$21.50	$24.85
1/1/2012	3/31/2012	$32.12	$25.69	$26.56
4/1/2012	6/30/2012	$26.61	$17.64	$18.77
7/1/2012	9/30/2012	$24.18	$18.68	$22.94
10/1/2012	12/31/2012	$23.15	$17.97	$19.47
1/1/2013	3/31/2013	$20.37	$14.45	$16.57
4/1/2013	6/30/2013	$19.48	$13.32	$13.42
7/1/2013	9/30/2013	$16.37	$12.13	$15.49
10/1/2013	12/31/2013	$17.90	$13.34	$13.78
1/1/2014	2/11/2014*	$13.32	$10.78	$11.66

*           As of the date of this free writing prospectus information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through February 11, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

FWP-20

The graph below illustrates the performance of the underlying equity from January 2, 2004 to February 11, 2014. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $7.00, which is equal to 60.00% of the closing price on February 11, 2014 (60.00% is the midpoint of the range of 57.00% to 63.00% for the actual Coupon Barrier and Trigger Price percentage). The actual Coupon Barrier and Trigger Price percentage will be determined on the Trade Date, and the actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

FWP-21

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-22